Limelight Announces Change to Board of Directors

TEMPE, Ariz., March 21, 2018 – Limelight Networks, Inc. (Nasdaq: LLNW), a global leader in digital content delivery, today announced that Mark Midle has resigned from its Board of Directors effective immediately.

Mr. Midle is a Vice President of Goldman Sachs & Co. LLC and has been a member of the Board since June 2015. Between November 2017 and March 6, 2018, investment partnerships affiliated with Goldman Sachs & Co. LLC and Goldman Sachs Group, Inc. sold 30.3 million shares that they had acquired at Limelight’s IPO in June 2007. Mr. Midle’s resignation is in connection with the sale of this position.

“On behalf of our Board and the entire management team, I want to thank Mark for his service,” said Robert Lento, Chief Executive Officer of Limelight Networks. “His expertise and insights were extremely beneficial to Limelight and our shareholders. We appreciate his contributions over the last three years and wish him all the best.”

A replacement for Mr. Midle has not been named at this time.

Limelight will hold its annual shareholder meeting on June 7, 2018.

About Limelight
Limelight Networks, a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s Limelight Orchestrate Platform includes a global infrastructure with a fully-integrated suite of capabilities and services to help you address all your content delivery needs. The Orchestrate Platform solves your most important content delivery challenges so you can deliver the next great digital experience anywhere. For more information, please visit www.limelight.com and follow us on Twitter, Facebook and LinkedIn.

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